Exhibit 12.1

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
Twelve Months Ended March 31, 2006
(in thousands)

Net income from continuing operations	$137,741
Less: Equity income from investees	1,073
Plus: distributed income of equity investees	1,635
Income taxes	89,471
Fixed charges (including securitization certificates)	94,547
Total	$322,321 ======

Interest expense	$89,294
Interest component of rentals	5,253
Total	$94,547 ======

Ratio of earnings to fixed charges	3.41 =====

Exhibit 12.2

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
and Preferred Stock Dividend Requirements
Twelve Months Ended March 31, 2006
(in thousands)

Net income from continuing operations (before preferred stock dividend)	$137,741
Less: equity income from investees	1,073
Plus: distributed income of equity investees	1,635
Income taxes	89,471
Fixed charges (including securitization certificates)	94,547
Total	$322,321 ======

Interest expense	$89,294
Interest component of rentals	5,253
Subtotal	94,547
Preferred stock dividend requirements	3,233
Total	$97,780 ======

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.30 =====